As filed with the Securities and Exchange Commission on December 9, 2022

Registration No. 333-236027

Registration No. 333-257546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

post-effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT NO. 333-236027

REGISTRATION STATEMENT NO. 333-257546

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECMOHO Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

5th Floor, 909 Tianyaoqiao Road Xuhui District

Shanghai, 200030

The People’s Republic of China

+86-21-5456-5223

(Address and telephone number of registrant’s principal executive offices)

2018 Omnibus Incentive Plan

2021 Omnibus Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address and telephone number of agent for service)

Copies to:

Leo Zeng Chief Financial Officer ECMOHO Limited 5thFloor, 909 Tianyaoqiao Road Xuhui District Shanghai, 200030 The People’s Republic of China +86-21-5456-5223

Dan Ouyang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue,

Chaoyang District, Beijing 100022

The People’s Republic of China

+86-10-6529-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

ECMOHO Limited (the “Registrant”) is filing this Post-Effective Amendment No.1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.	Registration Statement No. 333-236027, filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2020, registering the offer and sale of the Registrant’s Class A ordinary shares, par value $0.00001 per share, issuable pursuant to the 2018 Omnibus Incentive Plan.

2.	Registration Statement No. 333-257546, filed with the SEC on June 30, 2021, registering the offer and sale of the Registrant’s Class A ordinary shares, par value $0.00001 per share, issuable pursuant to the 2021 Omnibus Incentive Plan.

On October 27, 2022, the Registrant’s American Depositary Shares and its underlying Class A ordinary shares were delisted from the Nasdaq Stock Market. Following the delisting from the Nasdaq Stock Market, the Registrant intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended. In connection with the delisting, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments No.1 to the each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on December 9, 2022

ECMOHO LIMITED

By:	/s/ Zoe Wang
Name:	Zoe Wang
Title:	Chairwoman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ECMOHO Limited, has signed this Post-Effective Amendment No. 1 to each of the Registration Statements in New York, United States of America on December 9, 2022.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.